February 7, 2006
Mail Stop 4561

By U.S. Mail and facsimile to (713) 952-2830

Mr. Anthony J. Nocella
President and Chief Executive Officer
Franklin Bank Corporation
9800 Richard Avenue, Suite 680
Houston, TX  77042

Re:	Franklin Bank Corporation
      Form 10-K for Fiscal Year Ended December 31, 2004
      Form 10-Q for Fiscal Quarter Ended September 30, 2005
	File No.  000-50518

Dear Mr. Nocella:

	We have completed our targeted review of your Form 10-K and related filings and have no further comments at this time.


Sincerely,



							John P. Nolan
							Accounting Branch Chief

Mr. Anthony J. Nocella, President and Chief Executive Officer
Franklin Bank Corporation
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